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                      April 5, 2022

       Benedict J. Stas
       Chief Financial Officer
       Evoqua Water Technologies Corp.
       210 Sixth Avenue
       Pittsburgh, Pennsylvania 15222

                                                        Re: Evoqua Water
Technologies Corp.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2021
                                                            Filed November 17,
2021
                                                            File No. 001-38272

       Dear Mr. Stas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology